FOR IMMEDIATE RELEASE
McCormick & Company Announces that
it does not intend to make an offer for Premier Foods plc

SPARKS, Md., April 13, 2016 - Further to the announcement by Premier Foods plc (“Premier Foods”) on March 30, 2016, McCormick & Company, Incorporated (NYSE: MKC) (“McCormick”), a global leader in flavor, announces that it does not intend to make an offer for Premier Foods.
McCormick has completed its due diligence review of Premier Foods, which was conducted with the management of Premier Foods in an open and collaborative spirit. McCormick has, after careful consideration, concluded that it would not be able to propose a price that would be recommended by the Board of Premier Foods while also delivering appropriate returns for McCormick shareholders. Accordingly, McCormick has withdrawn its proposal to acquire Premier Foods.

This announcement is made in accordance with Rule 2.8 of the Takeover Code (the “Code”). As a result of this announcement, McCormick will, except in the circumstances set out in Note 2 on Rule 2.8 of the Code or otherwise with the consent of the UK Panel on Takeovers and Mergers, be bound by the restrictions contained in Rule 2.8 of the Code.
For information contact:
McCormick Investor Relations
Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

McCormick Corporate Communications
Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)

Bell Pottinger
Gavin Davis    (+44-7910-104-660)
Liz Morley    (+44-7990-003-314)

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com

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